UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2019

PCT LTD

(Exact name of registrant as specified in its charter)

Nevada	000-31549	90-0578516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4235 Commerce Street Little River, South Carolina	29566
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (843) 390-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On March 27, 2019, the Registrant entered into a binding letter of intent (the “LOI”) with Magnolia Columbia Limited (“Magnolia”), a Canadian company traded on the TSXV under the symbol “MCO”. Pursuant to the terms of the LOI, the parties agreed to negotiate and enter into a definitive agreement pursuant to which, by way of share exchange, amalgamation or other form of business combination to be determined by the legal and tax advisors of the parties, Magnolia will acquire all of the issued and outstanding shares of the Registrant in exchange for shares of Magnolia (the “Proposed Transaction”). Following completion of the Proposed Transaction, the Registrant would become a wholly-owned subsidiary of Magnolia (the “Resulting Issuer”) and will carry on the business of the Registrant assuming the PCT LTD name. Paradigm Convergence Technology Corporation (PCT Corp) will be wholly owned by PCT Ltd and continue to be the operational entity based in the US and operating as PCT Corp..

Pursuant to the terms of the LOI, the parties agreed to enter into a definitive agreement that will provide for the following, among other things:

1.	All of the common shares in the capital of the Registrant will be exchanged for common shares of Magnolia at a ratio resulting in the stockholders of the Registrant, including following the conversion of certain debt, owning 60% of the Resulting Issuer and the shareholders of the Company owning 40% of the Resulting Issuer on an undiluted basis.

2.	The Registrant will use its best efforts to convert a minimum of USD$1.4million of its current debt in shares of common stock.

3.	Magnolia will have no material liabilities, approximately CAD$1.8 million in cash and 57,977,098 common shares issued and outstanding along with options and warrants outstanding.

4.	Magnolia will loan the Registrant CAD$250,000 following execution of the LOI and Magnolia will arrange to have a third-party loan the Registrant an additional CAD$400,000. Both loans will convert into shares of common stock upon closing of the Proposed Transaction.

5.	The Board of Directors of the Resulting Issuer is expected to be comprised of six members, with three members nominated by Magnolia and three members nominated by the Registrant.

6.	The Resulting Issuer shall enter into consulting agreements with members of the Forbes & Manhattan team to provide services as the CFO, Secretary, Controller, Legal Clerk and Investors Relations Manager. In addition, the Resulting Issuer shall enter into a management contract with Jody Read, the current CEO of the Registrant.

The LOI provides that the parties will carry out due diligence and will proceed reasonably and in good faith toward the negotiation and execution of definitive documentation regarding the Proposed Transaction. The completion of the Proposed Transaction is subject to the receipt of all necessary approvals, including without limitation stockholder approval of the Proposed Transaction, regulatory approval for the listing of the common shares of Magnolia on the CSE and the concurrent delisting of the common shares of Magnolia from the TSXV. The proposed delisting from the TSXV will also require the approval of the Magnolia Board as well as the consent of the majority of the minority of the shareholders of Magnolia.

If a definitive agreement is not executed by the parties on or before April 27, 2019 (or such other date agreed to by the parties), the LOI will terminate.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the LOI, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K, and is incorporated herein by reference.

About Magnolia

Magnolia Colombia Ltd. is an Ontario company listed on the TSX Venture Exchange (MCO.V) and has shifted its focus from oil and gas exploration to evaluating potential domestic and international opportunities. Magnolia changed its name from Stetson Oil and Gas Ltd., on June 14, 2017.

Magnolia files financial reports and other documents with Canadian Securities Administrators, which are available free of charge at www.sedar.com. Magnolia currently has material liabilities and commitments (see Notes 6 [oil and gas reclamation liabilities] and 10 [management commitments and Colombian $9.5mm dispute] of Magnolia’s September 30, 2018 financial statements), which will need to be settled prior to completion of the Proposed Transaction.

Item 7.01 Regulation FD Disclosure.

On April 1, 2019, Magnolia issued a press release announcing entry into the LOI. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description

10.1	Letter of Intent dated March 27, 2019
99.1	Magnolia press release dated April 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCT LTD

By: /s/ Jody Read

Jody Read, CEO

Date: April 5, 2019